CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Electronics Holdings, Inc. on Form S-1 Amendment 6 of our report dated April 16, 2012 on the consolidated balance sheets of China Electronics Holdings, Inc. as of December 31, 2011 and 2010 and the consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the two years in the period ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Kabani and Company, Inc.

Certified Public Accountants
Los Angeles, CA
January 24, 2013